Exhibit 10.2

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT

This CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENT (this “Agreement”) is made as of the      day of                     ,              by and between Medivation, Inc., a Delaware Corporation (the “Company”) and [Name] (“Employee”). To the extent that the Employee is employed by a subsidiary of the Company, such subsidiary entity shall be referred to herein as the “Employing Subsidiary,” and such Employing Subsidiary (if applicable at the time this Agreement is entered into), is identified below and also is a party to this Agreement.

Background

WHEREAS, this Agreement provides the terms and conditions for the severance benefits that will be provided to Employee due to Employee’s Qualifying Termination (as defined below) with the Company and/or the Employing Subsidiary (to the extent applicable) on or within twelve (12) months following a Change of Control (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intended to be legally bound hereby, the parties hereto agree as follows:

Agreement

1. Definitions. The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

(a) “Base Salary” shall mean Employee’s base salary or regular wage rate in effect immediately prior to the Qualifying Termination (not giving effect to any decrease in base salary providing Employee with Good Reason for termination of his or her employment). Base Salary does not include variable forms of compensation such as but not limited to overtime, lead premiums, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

(b) “Board” shall mean the Board of Directors of the Company, or any successor thereto.

(c) “Cause,” as determined by the Board (and/or the Board of Directors of the Employing Subsidiary, to the extent applicable) in good faith, shall mean Employee has:

(1) failed to perform his or her stated duties in all material respects, which failure continues for fifteen (15) days after Employee’s receipt of written notice of the failure from the Company and/or any Employing Subsidiary;

(2) intentionally and materially breached any provision of this Agreement or any other written agreement with the Company and/or any Employing Subsidiary, and has not cured such breach within fifteen (15) days after Employee’s receipt of written notice of the breach from the Company and/or any Employing Subsidiary (provided that, the Company’s and/or the Employing Subsidiary’s written notice is not required if Employee’s breach is not reasonably capable of cure);

(3) demonstrated Employee’s personal dishonesty in connection with Employee’s employment with the Company and/or any Subsidiary;

(4) engaged in willful misconduct in connection with Employee’s employment with the Company or any Subsidiary;

(5) engaged in a breach of fiduciary duty in connection with Employee’s employment with the Company or any Subsidiary; or

(6) willfully violated any material law, rule or regulation, or final cease-and-desist order (other than minor traffic violations or similar offenses), been convicted or pled guilty (including a no contest plea) to any felony, or engaged in other serious misconduct of such a nature that Employee’s continued employment may reasonably be expected to cause the Company or any of its Subsidiaries substantial economic or reputational injury.

(d) “Change of Control” shall mean a Change of Control of Medivation, Inc., as defined in the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “2004 Equity Plan”).

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Company” shall mean Medivation, Inc. or its successor.

(g) “Disability” shall have the same definition as in the 2004 Equity Plan.

(h) “Good Reason” shall mean: (1) a material breach of this Agreement by the Company and/or the Employing Subsidiary; (2) the Company fails to obtain the assumption of this Agreement by any successor to the Company; or (3) the Company or the Employing Subsidiary, without Employee’s express written consent: (i) materially reduces Employee’s Base Salary or the aggregate fringe benefits provided to Employee (except to the extent the decrease is pursuant to a general compensation or benefits reduction applicable to all, or substantially all, employees of the Company and its Subsidiaries at the same position level as Employee); (ii) materially diminishes Employee’s authority, duties or responsibilities; or (iii) relocates Employee’s principal place of employment to a place that increases Employee’s one-way commute from Employee’s residence by at least thirty-five (35) miles as compared to Employee’s then-current principal place of employment immediately prior to such relocation (except for required travel on the business of the Company or any Subsidiary to an extent substantially consistent with Employee’s business travel obligations of the date of this Agreement); provided, however, that Employee complies with the procedures set forth in Section 3(c).

(i) “Qualifying Termination” shall mean the occurrence, on or within twelve (12) months following the consummation of a Change of Control, of either (y) a termination of Employee’s employment by the Company and its Subsidiaries without Cause (and for reasons other than death or Disability), or (z) a termination of Employee’s employment by Employee for Good Reason, and in either case such termination is a “separation from service” as defined in Treasury Regulations Section 1.409A-1(h)(1)(ii). The following events shall not constitute a Qualifying Termination: (i) Employee resigns his or her employment with the Company and its Subsidiaries for any reason that does not qualify as Good Reason at any time, including but not limited to Employee’s Retirement; or (ii) Employee’s employment is terminated for Cause, or due to death or Disability.

(j) “Retirement” shall mean the termination of Employee’s employment with the Company and its Subsidiaries in accordance with the retirement policies, including early retirement policies, generally applicable to salaried employees of the Company and its Subsidiaries, if any.

(k) “Subsidiary” means Medivation Services Inc., Medivation Field Services Inc., and any other corporation, partnership or entity owned directly or indirectly, by the Company.

(l) “Termination Notice” shall mean a dated notice which: (i) indicates the specific termination provision in this Agreement relied upon (if any); (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Employee’s employment under such provision;

(iii) specifies the anticipated date that termination of Employee’s employment shall become effective; and (iv) is given in the manner specified in Section 11(j).

2. Term and Termination of Agreement. The term of this Agreement shall commence on the date hereof as first written above and shall continue through December 31, 2016; provided, that commencing on January 1, 2017 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless not later than December 31 of the preceding year, the Company and/or the Employing Subsidiary shall have given written notice to Employee that this Agreement will not be extended. In addition, this Agreement will terminate immediately if Employee’s employment terminates at any time (at the Company’s and/or the Employing Subsidiary’s request, or Employee’s request) if such termination is not a Qualifying Termination.

3. Termination of Employment.

(a) At-Will Employment Relationship. During the term of this Agreement, Employee’s employment relationship is at-will and each of the Company, any Employing Subsidiary, and Employee can terminate employment at any time, with or without advance notice, and with or without Cause.

(b) Termination By Company For Cause. During the term of this Agreement, the Company and/or the Employing Subsidiary shall have the right to terminate Employee’s employment for Cause by providing written notice to Employee specifying the particulars of the conduct of Employee forming the basis for Cause to terminate Employee’s employment. The Company and/or the Employing Subsidiary also must comply with any applicable advance notice and cure period requirement as specified in the definition of Cause hereunder.

(c) Termination By Employee For Good Reason. During the term of this Agreement, Employee may terminate his or her employment for Good Reason by written notice to the Company and/or the Employing Subsidiary given within sixty (60) days after the date of the first occurrence of any event that Employee knows or should reasonably have known constitutes Good Reason for termination. Such notice must identify Employee and set forth in reasonable detail the facts and circumstances claimed by Employee to constitute Good Reason and identify Employee’s planned termination date (which must be at least thirty (30) days from the date that the written notice is provided to the Company and/or the Employing Subsidiary). Employee may terminate his or her employment for Good Reason thereafter only if the Company and/or the Employing Subsidiary fails to cure the circumstances identified in Employee’s notice as giving rise to Good Reason within thirty (30) days after its receipt of Employee’s notice, and Employee’s termination must become effective no later than sixty (60) days after the date that the Company and/or the Employing Subsidiary received Employee’s notice provided hereunder.

4. Severance Benefits.

(a) Severance Benefits For Qualifying Terminations. Subject to the terms and conditions of this Agreement (including but not limited to the execution and return of an effective release agreement as described in Section 6 below), if Employee suffers a Qualifying Termination, the Company or an Employing Subsidiary will provide the following as Employee’s sole severance benefits (the “Severance Benefits”):

(i) Cash Severance Benefit. The Company or an Employing Subsidiary shall pay in a lump sum an amount equal to eighteen (18) months of Employee’s Base Salary, to be paid on the first regularly scheduled payroll date to occur within ten (10) business days following the Release Effective Date (as defined in Section 6); provided, however, that to the extent required to comply with Section 409A of the Code, if the Release Period (as defined below) spans two calendar years, such payment shall be made in the second calendar year.

(ii) COBRA Premium Benefit. If Employee was enrolled in a group health plan (i.e., medical, dental, or vision plan) sponsored by the Company or any Subsidiary immediately prior to termination, Employee may be eligible to continue coverage under such group health plan (or to convert to an individual policy) following his or her last day of employment under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”). If Employee is eligible for continued coverage under COBRA and timely elects such continued coverage, the Company or an Employing Subsidiary shall pay the full amount of the COBRA premiums for Employee and his or her eligible dependents for the first eighteen (18) months of such coverage or until such earlier date as either (A) Employee and/or his or her eligible dependents cease to be eligible for COBRA coverage or (B) Employee becomes eligible for the group health plan coverage of a subsequent employer. Following such period of paid COBRA coverage, Employee will be responsible for the timely payment of the full amount of premiums required under COBRA for the duration of the COBRA period (if any). Employee must notify the Company and, if applicable, the Employing Subsidiary immediately if he or she becomes eligible for coverage by a group health plan of a subsequent employer. Notwithstanding the foregoing, if at any time the Company and/or the Employing Subsidiary, as applicable, determines, in its or their sole discretion, that such payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act and any other subsequent amendments), then in lieu of such payments by the Company or an Employing Subsidiary to the COBRA carrier on behalf of Employee, the Company or an Employing Subsidiary shall instead pay Employee, within ten (10) business days following the date such determination is made, a fully taxable cash payment equal to the COBRA premiums for up to eighteen (18) months following termination (or any lesser period, if such determination is made after any benefits are provided pursuant to the preceding sentences), subject to applicable tax withholdings and deductions; provided, that such payment shall not be made prior to the Release Effective Date; and provided, further that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such payment shall not be made until the second calendar year.

(b) Other Terminations. In the event Employee’s employment terminates other than due to a Qualifying Termination, Employee’s rights upon termination shall be governed by applicable law and by the standard employment termination policy of the Company and/or its Subsidiaries applicable to Employee in effect at the time of termination or, if applicable, any written employment agreement between the Company or any of its Subsidiaries and Employee other than this Agreement, in effect at the time of termination.

(c) Certain Reductions. The Company or the Employing Subsidiary, if applicable, shall reduce the Severance Benefits by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Employee by the Company or any Subsidiary that become payable in connection with the Qualifying Termination or termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law (collectively, “WARN”), (ii) a written employment or severance agreement with the Company or any Subsidiary, or (iii) any policy or practice of the Company or any Subsidiary providing for severance, termination pay, or otherwise allowing Employee to remain on the payroll for a limited period of time after being given notice of the termination of employment. In the Company’s and/or, if applicable, the Employing Subsidiary’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s or any of its Subsidiary’s statutory or contractual obligations.

5. Deductions and Withholdings. All payments under this Agreement will be subject to applicable withholding for federal, state and local taxes. If Employee is indebted to the Company or any Subsidiary as of his or her last day of employment, the Company or any Subsidiary reserves the right to offset the Severance Benefits by the amount of such indebtedness. Additionally, if Employee is subject to withholding for taxes related to any payments or benefits, including but not limited to any imputed income related to perquisites or withholding taxes due in connection with the vesting or exercise of equity awards, the Company and/or the Employing Subsidiary may offset against the Severance Benefits the amount of such withholding taxes. However, Severance Benefits payments will not be subject to any deductions for other benefit plan purposes such as 401(k) plan contributions and/or 401(k) loan repayments or other employee benefit plan contributions.

6. Release of Claims. In order to be eligible to receive the Severance Benefits, Employee must execute, return, and allow to become effective a general waiver and release in substantially the form attached hereto as Exhibits A, B or C (as applicable) within the time frame set forth therein, but in no event may such release be effective later than sixty (60) days following the date of Employee’s Qualifying Termination (such sixty-day period, the “Release Period”). The date Employee’s release agreement becomes effective, as further described in the applicable release form, is referred to herein as the “Release Effective Date”. The Company and/or the Employing Subsidiary, in their sole discretion, may modify the form of the required release including to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with Employee.

7. Additional Eligibility and Transition Matters.

(a) Return of Company Property. Employee will not be entitled to the Severance Benefits unless and until Employee returns all Company Property upon or promptly following his or her termination (or earlier if so requested by the Company and/or the Employing Subsidiary). For this purpose, “Company Property” means all paper and electronic documents (and all copies thereof) of the Company or any Subsidiary created and/or received by Employee during his or her period of employment with the Company and its Subsidiaries and other Company information, materials and property which Employee had in his or her possession or control including, but not limited to, files, notes, lab notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Subsidiaries (and all reproductions thereof in whole or in part). As a condition to receiving the Severance Benefits, Employee must undertake a diligent search to locate any such Company Property, and Employee must not make or retain copies, reproductions or summaries of any such Company Property. Employee’s diligent search to locate and return any Company Property includes, but is not limited to, any Company Property that was received, stored, prepared or transmitted by Employee on any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (collectively, “Personal Systems”), and Employee must provide the Company (and/or the Employing Subsidiary) with a computer-useable copy of all Company Property from such Personal Systems and then permanently delete and expunge all such information from the Personal Systems without retaining any copy or reproduction in any form. Notwithstanding the foregoing, Employee is not required to return his or her personal copies of documents evidencing Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company or any Subsidiary.

(b) Prepayment of Advanced Amounts. Employee will not be entitled to the Severance Benefits if he or she previously received an advance(s) for business travel and entertainment expenses unless and until Employee (i) properly completes and submits an expense reimbursement form(s) and supporting receipts to his or her manager no later than the effective date of the Qualifying Termination and (ii) repays any amounts advanced but not used and approved for reimbursement.

(c) Transition of Work. Employee will not be entitled to any Severance Benefits unless and until he or she (i) has satisfactorily transitioned his or her work and information concerning his or her work to the Company and its Subsidiaries to the extent requested by the Company and/or any Subsidiary (including but not limited to completion of exit checklists and properly signed and witnessed lab notebooks), and (ii) has provided the Company and any Subsidiary with all logins, passwords, passcodes and similar information created by Employee for documents, email and electronic files that Employee created or used on systems of the Company and its Subsidiaries.

(d) Proprietary Information Obligations. Employee is not eligible for the Severance Benefits if he or she has not signed the standard form of confidential information and inventions assignment agreement (“Proprietary Agreement”) covering Employee’s entire period of employment with the Company and its Subsidiaries (and with any predecessor) and/or if Employee does not confirm in writing that he or she is and shall remain subject to the terms of the Proprietary Agreement.

(e) Resignation From Board. If Employee is a member of the Board (and/or any Board of Directors of a Subsidiary) as of the Qualifying Termination, Employee will not be eligible for the Severance Benefits unless he or she promptly resigns from the Board (and/or from the Board of Directors of any Subsidiary, if applicable) if requested to do so by a majority of the Board.

8. Death of Employee. Any amounts due Employee under this Agreement (not including any Base Salary not yet earned by Employee) unpaid as of the date of Employee’s death shall be paid in a single sum as soon as practicable after Employee’s death to Employee’s surviving spouse, or if none, to the duly appointed personal representative of Employee’s estate, provided that all conditions for receipt of such amounts have been satisfied.

9. Treatment of Parachute Payments.

(a) In the event that it shall be determined (as hereafter provided) that any payment by the Company to or for the benefit of Employee, whether paid or payable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) All determinations required to be made under this Section 9, including whether an Excise Tax is payable by Employee and the amount of such Excise Tax, shall be made in good faith by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company. For purposes of the computations required by this Section 9 to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon and Employee shall be deemed to pay federal, state and local income and payroll taxes at the highest marginal rate of taxation. The Company and Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company, any of its Subsidiaries or Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations contemplated by this Section. Any final determination by the Accounting Firm shall be binding upon the Company and its Subsidiaries and Employee. The Company shall pay all fees and expenses of the Accounting Firm.

10. Code Section 409A. It is intended that all Severance Benefits satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and the Severance Benefits consisting of premiums paid under COBRA also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Section 1.409A-1(b)(9)(v). Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) or the Employing Subsidiary (if applicable) determines that the Severance Benefits constitute “deferred compensation” under Section 409A of the Code (Section 409A, together, with any state law of similar effect, “Section 409A”) and Employee is deemed by the Company or the Employing Subsidiary, at the time of the separation from service, to be a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Employee’s separation from service and (ii) the date of Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) or the Employing Subsidiary shall (A) pay to Employee a lump sum amount equal to the sum of the Severance Benefits that Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Benefits had not been delayed pursuant to this Section 10 and (B) commence paying the balance of the Severance Benefits in accordance with the original payment schedules set forth above. To the extent required to comply with Section 409A, it is intended that: (1) the right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments; (2) (a) any expenses or other reimbursements as provided herein will be payable in accordance with the policies in effect from time to time, but in any event will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee; (b) no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit; and (3) (a) a termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A; and (b) for purposes of any provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

11. Miscellaneous.

(a) Amendment. No provision of this Agreement may be amended unless such amendment is signed by Employee and such officer as may be specifically designated by the Board to sign on the Company’s behalf, and, to the extent that an Employing Subsidiary is a party to this Agreement, such officer as may be specifically designated by the Board of Directors of such Employing Subsidiary to sign on the Employing Subsidiary’s behalf.

(b) Transfer and Assignment. The rights and obligations of Employee under this Agreement may not be transferred or assigned without the prior written consent of the Company and, to the extent applicable, the Employing Subsidiary. This Agreement shall be binding upon any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and its Subsidiaries without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile or PDF of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

(d) Nature of Obligations. Nothing contained herein shall create or require the Company or any Subsidiary to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Employee acquires a right to receive benefits from the Company or any Subsidiary hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company and its Subsidiaries.

(e) ERISA. For purposes of the Employee Retirement Income Security Act of 1974, this Agreement is intended to be a severance pay employee welfare benefit plan, and not an employee pension plan, and shall be construed and administered with that intention.

(f) Prior Employment. Employee represents and warrants that acceptance of employment with the Company and any of its Subsidiaries has not breached, and the performance of his or her employment duties to the Company and any of its Subsidiaries will not breach, any duty owed by Employee to any prior employer or other person.

(g) Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between a heading and the content of a Section, the content of the Section shall control.

(h) Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable any other provision of this Agreement and shall not affect the application of any provision to other persons or circumstances, and, if possible, the invalid or unenforceable provision shall be modified to become valid and enforceable to the greatest extent consistent with the general intent of the parties hereunder.

(i) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

(j) Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (A) on the delivery date if hand-delivered or sent by facsimile transmittal, (B) on the following business day if sent by documented overnight delivery service, and (C) within five (5) business days if sent by certified or registered mail, return receipt requested, postage prepaid, in each case addressed to the respective addresses set forth below or any other address as may be designated in writing by the affected party:

To the Company:

Medivation, Inc.

525 Market Street, 36th Floor

San Francisco, CA 94105

Attention: David Hung, President and Chief Executive Officer

To the Employing Subsidiary (if any):

[NAME of Employing Subsidiary]

525 Market Street, 36th Floor

San Francisco, CA 94105

To Employee:

NAME

ADDRESS

CITY, STATE, ZIP

(k) Entire Agreement. This Agreement, including its exhibits, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter of hereof. This Agreement provides the exclusive benefits that Employee may become eligible to receive upon a Qualifying Termination, and shall supersede any other severance plan, severance agreement (or such portion of any other agreement with Employee that provides severance pay or severance benefits), policy or practice, whether formal or informal, written or unwritten, previously announced or maintained by the Company and its Subsidiaries (with the exception of any provisions contained in any equity incentive plan or award agreement providing for accelerated vesting of option shares or other equity awards upon or following a Qualifying Termination).

(l) No Implied Employment Contract. This Agreement shall not be deemed (i) to give Employee or any other person any right to be retained in the employ of the Company or any Subsidiary or (ii) to interfere with the right of the Company or any Subsidiary to discharge Employee or any other person at any time, with or without Cause, amd with or without advance notice, which right is hereby reserved.

(m) Waiver. Any party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(n) Circular 230 Disclaimer. The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 CFR Part 10). Any advice in this Agreement is not intended or written to be used, and it cannot be used, by Employee for the purpose of avoiding any penalties that may be imposed on Employee. Any advice in this Agreement was written to support the promotion or marketing of participation in this Agreement. Employee should seek advice based on his or her particular circumstances from an independent tax advisor.

(o) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of California without regard to conflict of laws principles.

* * *

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

MEDIVATION, INC.		EMPLOYEE

By:
Its:	President and Chief Executive Officer	NAME

[Name of Employing Subsidiary]

By:
Its:	Senior Vice President, General Counsel & Corporate Secretary